Exhibit 99.1

THE MIDLAND COMPANY
7000 MIDLAND BOULEVARD
AMELIA, OHIO 45102-2607
(513) 943-7100

P.O BOX 1256
CINCINNATI, OHIO 45201
For Immediate Release	March 24, 2008

Contact:
W. Todd Gray, Executive Vice President and CFO
(513) 943-7100

The Midland Company Shareholders
Approve Transaction with Munich Re

Cincinnati, Ohio, March 24, 2008 -- The Midland Company (Nasdaq: MLAN), a highly focused provider of specialty insurance products and services, announced that at the Company’s special meeting of shareholders today the shareholders approved the pending merger agreement, providing for the acquisition of Midland by Munich Re through its subsidiary, Munich-American Holding Corporation.  Under terms of the agreement, Midland shareholders will receive $65.00 per share in cash.  The transaction is expected to close on or about April 3, 2008, after the satisfaction of certain remaining conditions.  John W. Hayden, Midland president and chief executive officer, said that the new relationship with Munich Re represents a great opportunity for Midland.

“Munich Re Group is a formidable player in the global insurance and reinsurance marketplace.  They understand the creative aspects of our business and are fully committed to, and uniquely equipped to facilitate our continued growth,” Hayden said.  “We appreciate our shareholders’ approval of this important transaction.  Their overwhelming support is a resounding affirmation of the synergies we expect to realize as a critical part of Munich Re’s plans for profitable growth in the U.S.  In addition, we would like to thank our associates, whose hard work has enabled all Midland shareholders to realize enhanced value.”

Munich Re America CEO Tony Kuczinski said, “I am excited to welcome the Midland associates to the Munich Re Group, and look forward to working with them.  Midland is a wonderful company with a portfolio of strong products and relationships and a very focused mindset on underwriting profitability.”

All submitted proxy cards and ballots were turned over to the independent inspector of the meeting for final tabulation and certification.  The results are subject to the customary review and challenge period.  Final results may be released after the votes have been tabulated and certified which the Company expects to occur within five to ten business days.

Holders of Midland common stock who hold uncertificated book-entry shares may expect to receive the merger consideration within approximately seven business days of the date of the closing of the merger which is expected to occur on or about April 3, 2008.  Holders of certificated shares of Midland common stock will receive a letter of transmittal and other materials from our paying agent.  These materials will have to be completed and returned to the paying agent in order for such shareholders to receive the merger consideration.

About Munich Re

The Munich Re Group operates worldwide, turning risk into value.  In the financial year 2007, it achieved a profit of €3.9bn, the highest in its corporate history.  Its premium income amounted to over €37bn and its investments amounted to over €176bn.  The Group operates in all lines of business, with around 37,000 employees at over 50 locations throughout the world and is characterized by particularly pronounced diversification, client focus and earnings stability.

The Midland Company Shareholders Approve Transaction with Munich Re
March 24, 2008

Munich Re America, a member of the Munich Re Group, is one of the leading providers of reinsurance in the United States.  Through its subsidiaries, it writes treaty and facultative reinsurance, insurance, and provides related services to insurance companies, other large businesses, government agencies, pools and other self-insurers.

About Midland

Midland, which is headquartered in Cincinnati, Ohio, is a provider of specialty insurance products and services through its wholly owned subsidiary, American Modern Insurance Group, which accounts for approximately 95 percent of Midland’s consolidated revenue.  American Modern specializes in writing physical damage insurance and related coverages on manufactured housing and has expanded to other specialty insurance products including coverage for site-built homes, motorcycles, watercraft, snowmobiles, recreational vehicles, physical damage on long-haul trucks, extended service contracts, excess and surplus lines coverages, credit life and related products as well as collateral protection and mortgage fire products sold to financial institutions and their customers.  Additional information on the company can be found on the Internet at www.midlandcompany.com.

Forward Looking Statements Disclosure

Certain statements in this press release contain forward-looking statements, including statements relating to the expected timing, completion and effects of the proposed merger.  Forward-looking statements are statements other than historical information or statements of current condition.  These forward-looking statements are based on current expectations, estimates, forecasts and projections of future company or industry performance based on management’s judgment, beliefs, current trends and market conditions.  Actual outcomes and results may differ materially from what is expressed, forecasted or implied in any forward-looking statement.  Forward-looking statements made by Midland or Munich Re may be identified by the use of words such as “will,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “seeks,” “estimates,” or the negative versions of those words and similar expressions, and by the context in which they are used.  There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document.  For example, (1) Midland may be unable to obtain shareholder approval required for the transaction; (2) regulatory approvals required for the transaction may not be obtained, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Midland or Munich Re or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied; (4) the business of Midland or Munich Re may suffer as a result of uncertainty surrounding the transaction; and (5) Midland or Munich Re may be adversely affected by other economic, business, and/or competitive factors.  These and other factors that could cause Midland’s actual results to differ materially from those expressed or implied are discussed under “Risk Factors” in Midland’s most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our proposed merger, business, financial condition and/or operating results.  For a further discussion of these and other risks and uncertainties affecting Midland, see Midland’s website at www.midlandcompany.com.  Midland and Munich Re undertake no obligation to update any forward-looking statements, whether as a result of new information or circumstances, future events (whether anticipated or unanticipated) or otherwise.  Readers are cautioned not to place undue reliance on these forward-looking statements.